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(Hecla Mining Company Logo)
                           EXHIBIT 99
                                                            99-11

                      FOR IMMEDIATE RELEASE
                          May 18, 1999

 HECLA AGREES TO ACQUIRE THE ASSETS OF MONARCH RESOURCES LIMITED

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) of Coeur d'Alene and Monarch Resources Limited (MRE:TSE) of Bermuda today announced that Hecla has agreed to purchase substantially all the assets of Monarch, subject to financing arrangements and regulatory and Monarch shareholder approval. The definitive purchase agreement, signed yesterday, provides for Hecla to purchase the assets from Monarch for $25 million, comprised of $9 million in cash and $16 million in Hecla common shares. In addition, Monarch will retain a sliding scale net smelter royalty on future production from the purchased assets in excess of current resources at the La Camorra gold mine and any future production in Mexico. Hecla and Monarch will also share equally in a tax refund from the Venezuelan government which could, if collected in full, net an additional
$1.7 million.

     The primary asset included in the purchase is the La Camorra gold mine and surrounding exploration concessions in Venezuela. La Camorra is a high-grade, underground gold mine that produced 51,000 ounces of gold in 1998 at a grade of 0.44 ounce per ton. Production is scheduled to ramp up to 80,000 ounces annually by the year 2001. By then, Hecla expects to produce gold at a total cash cost below $200 per ounce through operating and mine plan improvements. The property is located 300 kilometers southeast of Puerto Ordaz in the El Dorado District in Bolivar State. The La Camorra operation exploits two shear zone-hosted quartz veins that currently contain more than 600,000 ounces of high-grade resource, including Hecla's estimate of 310,000 ounces of proven and probable reserves. At planned production rates, mining is expected to continue for at least the next six years. Based on deep drilling intercepts, management believes that mine life can be extended. The geologic structure of the mine appears similar to other high-grade, low-cost underground mines operated by Hecla.

     Through the purchase agreement, Hecla will also acquire Monarch's Mexican interests, including the Saladillo property and other exploration prospects. The Saladillo property is located 110 kilometers northeast of Durango and is a highly prospective epithermal, bonanza gold and silver project. The Francine vein contains a drill-indicated resource of approximately 75,000 ounces gold and 8,000,000 ounces silver at a grade of 0.13 ounce per ton gold and 14.6 ounces per ton silver.

     Hecla intends to finance the cash portion of the purchase through a combination of project-related debt and other financing sources. Hecla is in the process of arranging the necessary financing and has 75 days to close the transaction.



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     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S. and Mexico.

     Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. Hecla undertakes no obligation to publicly update or revise any forward-looking statements.

Hecla contact: W. Bill Booth, vice president - investor and public affairs - 208-769-4126
Monarch contact: Lester Knight, vice president - finance - 609-
716-4924

                              -HL-

      Hecla's Home Page can be accessed on the Internet at:
                   http://www.hecla-mining.com